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                                                                   EXHIBIT 10.30

                             ALON USA ENERGY, INC.

                      DESCRIPTION OF DIRECTOR COMPENSATION

         Effective upon consummation of this offering, each non-employee director of Alon USA Energy, Inc. will receive an annual fee of $50,000 and a fee of $1,500 per board meeting attended. The chairperson of our audit committee will receive an additional annual fee of $10,000 and each member of our audit committee will receive a fee of $1,500 per audit committee meeting attended.

         In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel will receive $25,000 per year in restricted stock which will vest in three equal installments on each of the first, second and third anniversaries of the grant date.